Exhibit 2.6

REGISTRATION RIGHTS AGREEMENT

by and between

Tarena International, Inc.

and

Talent Fortune Investment Limited

Dated as of July 17, 2015

SCHEDULES:

SCHEDULE A – NOTICES

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of July 17, 2015, by and between Tarena International, Inc., a Cayman Islands exempted company (the “Company”), and Talent Fortune Investment Limited, a Cayman Islands limited liability company (“KKR”).

WHEREAS, the Company has agreed to provide KKR with certain registration rights; and

WHEREAS, KKR is acquiring 6,826,263 Ordinary Shares (defined below) from certain shareholders of the Company, and the Company acknowledges that such transaction provides benefits to the Company including but not limited to providing a degree of stability in its shareholder base;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article I

Definitions

1.1           Defined Terms.

As used in this Agreement, terms defined in the headings and the recitals shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

“ADR” has the meaning set forth in Section 2.11.

“ADSs” means American Depositary Shares representing one Ordinary Share.

“Affiliate” means any Person who is an “affiliate” of such Person as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Registration Rights Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Board” means the Board of Directors of the Company.

“Business Day” means a day when banks are generally open for business in New York, New York.

“Commission” means the U.S. Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Indemnitee” has the meaning set forth in Section 2.8.

“Connion” means Connion Capital Limited, a limited liability company incorporated under the laws of the British Virgin Islands.

“Designated Exchange” means the Nasdaq Global Select Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute.

“Expenses” means all expenses incurred by the Company incident to the Company’s performance of or compliance with its obligations under Sections 2.1, 2.2, 2.4 and 2.5 of this Agreement, including all registration, filing, listing, stock exchange and FINRA fees, all fees and expenses of complying with state securities or blue sky laws, all of the Company’s word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, the fees, disbursements and other charges of counsel for the Company and of its independent registered public accounting firm, including the expenses incurred in connection with “cold comfort” letters required by or incident to such performance and compliance, reasonable fees and disbursement for one (1) counsel for KKR and other selling shareholders, if any, the fees and expenses incurred by the Company in connection with the listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, the fees and expenses of any special experts retained by the Company in connection with such registration, and the fees and expenses of other persons retained by the Company, but excluding underwriting discounts and commissions, expenses charged by the depositary bank relating to the issuance or transfer of ADSs and applicable transfer taxes, if any, with respect to Registrable Shares being sold by KKR, which discounts, commissions, expenses, transfer taxes, fees and expenses shall be borne by the selling shareholders, except as otherwise provided in this Agreement.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Goldman Sachs” means Goldman Sachs Investment Partners Master Fund, L.P. and Goldman Sachs Investment Partners Private Opportunities Holdings, L.P..

“Governmental Authority” means (a) the government of any nation, state, city, locality or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and (c) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“IDG” means IDG Technology Venture Investments, L.P.

“KKR” has the meaning set forth in the preamble of this Agreement.

“Listing” means a listing of Ordinary Shares or ADSs on a national securities exchange.

“Loss” and “Losses” have the meanings set forth in Section 2.8.

“Offering Documents” has the meaning set forth in Section 2.8.

“Ordinary Shares” means Class A ordinary shares of the Company.

“Person” means any individual, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Public Offering” means an underwritten public offering and sale of Ordinary Shares or ADSs pursuant to an effective registration statement filed under the Securities Act; provided, that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

“Registrable Shares” means any of the Ordinary Shares that (i) are owned by KKR or any of its Affiliates and were acquired from Goldman Sachs or IDG pursuant to the Share Purchase Agreements, (ii) are indirectly owned by KKR or any of its Affiliates through Moocon Education Limited and were acquired from Goldman Sachs or IDG pursuant to the Share Purchase Agreements, if KKR or any of its Affiliates control Moocon Education Limited or (iii) may be sold or disposed of by KKR or any of its Affiliates after any charge under any Share Charge Agreement becomes enforceable in accordance with its terms; provided, however, that an Ordinary Share will cease to be a Registrable Share upon the earliest to occur of the time that such Ordinary Share has been sold under a registration statement effected pursuant hereto or sold pursuant to Rule 144 promulgated under the Securities Act.

“Registration Demand” has the meaning set forth in Section 2.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute.

“Share Charge Agreements” means the following agreements in respect of the charge of Ordinary Shares:

(a)	the share charge agreement dated July 15, 2015 between Moocon Education Limited and Talent Wise Investment Limited; and

(b)	the share charge agreement dated July 15, 2015 between Techedu Limited and Talent Wise Investment Limited.

“Share Purchase Agreements” means the following agreements in respect of the transfer of Ordinary Shares:

(c)	the share purchase agreement dated June 13, 2015 among KKR, Connion and Goldman Sachs; and

(d)	the share purchase agreement dated June 13, 2015 among KKR, Connion and IDG.

“Shareholder Indemnitee” has the meaning set forth in Section 2.8.

“Shareholder Information” has the meaning set forth in Section 2.4.

“Subsidiary” means with respect to any Person, any corporation, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

1.2           Other Definitional Provisions; Interpretation

In this Agreement, unless the context otherwise requires:

(a)           the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection and Schedule references are to this Agreement unless otherwise specified;

(b)           headings are for convenience only and do not affect the interpretation of this Agreement;

(c)           words importing the singular include the plural and vice versa;

(d)           a reference to an Article, party, Schedule or Section is a reference to that Article or Section of, or that party or Schedule to, this Agreement;

(e)           a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(f)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; and

(g)           a reference to a party to any document includes that party’s successors and permitted assigns.

Article II

Registration Rights

2.1           Securities Act Registration on Request.

(a)           Request. Subject to the terms and conditions of this Agreement, any time and from time to time, KKR may make a written request to the Company for the registration with the Commission under the Securities Act of all or part of the Registrable Shares, which request shall specify the number of Registrable Shares to be disposed of by KKR and the proposed plan of distribution therefor (a “Registration Demand”). Upon the receipt of any request for registration made in accordance with the terms of this paragraph, the Company will use its reasonable best efforts to effect, at the earliest practicable date, such registration under the Securities Act of the Registrable Shares that the Company has been requested to register; provided that,

(i)          the Company shall not be required to effect more than a total of three (3) Registration Demands pursuant to this Section 2.1 and at least a period of 180 days shall have elapsed since the previous Registration Demand and the previous registration in which KKR had an opportunity to participate pursuant to Section 2.2; and

(ii)         if at the time a demand for registration is made under this Section 2.1(a), the Company is a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act), then the Company’s obligation to file a registration statement under this Section 2.1 shall be deemed satisfied if there is a Form F-3 or S-3 on file pursuant to which KKR shall be entitled to dispose of the number of Registrable Shares that it has requested to register.

(b)           Registration Statement Form. Registrations under Section 2.1 hereof shall be on Form F-1 or S-1 or, if permitted by law, Form F-3 or S-3 (or, in either case, any successor forms thereto) and shall permit the disposition of the Registrable Shares pursuant to an underwritten Public Offering unless KKR determines otherwise, in which case pursuant to the method of disposition determined by KKR. The Company agrees to include in any such registration statement filed pursuant to Section 2.1 all information which KKR shall reasonably request.

(c)           Effective Registration Statement. A registration requested pursuant to Section 2.1 or Section 2.1(f) shall not be deemed to have been effected:

(i)          unless a registration statement with respect thereto has become effective by the Commission and remains effective in compliance with the provisions of the Securities Act and the laws of any state or other jurisdiction applicable to the disposition of Registrable Shares covered by such registration statement until such time as all of such Registrable Shares have been disposed of in accordance with such registration statement;

(ii)         if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other Governmental Authority or court for any reason other than a violation of applicable law solely by KKR and has not thereafter become effective, or in the case of a Form F-3 or S-3, the Company ceases to be eligible to use such Form; or

(iii)        if, in the case of an underwritten Public Offering, the conditions to closing specified in an underwriting agreement to which the Company is a party are not satisfied or waived other than by reason of any breach or failure by KKR.

(d)           Selection of Underwriters. The underwriter or underwriters of each underwritten Public Offering, if any, of the Registrable Shares to be registered pursuant to Section 2.1 or Section 2.2 hereof shall be an internationally recognized investment bank selected by KKR, which must be reasonably acceptable to the Company and any other shareholders joining such underwritten Public Offering.

(e)           Ranking in Requested Registration. If a registration under this Section 2.1 involves an underwritten Public Offering, and the managing underwriter of such underwritten Public Offering shall advise the Company in writing (with a copy to KKR) that, in its opinion, the number of securities requested to be included in such registration exceeds the number of such securities that can be sold in such offering within a price range stated to such managing underwriter by KKR and shareholders joining such underwritten Public Offering, the Company shall include in such registration, to the extent of the number and type of securities which the Company is advised can be sold in such offering, (i) first, all of the Registrable Shares being sold for the accounts of KKR and its Affiliates, (ii) second, Ordinary Shares or ADSs to be sold by the Company for their own account and (iii) third, other Ordinary Shares or ADSs, if any.

(f)            Shelf Registration. To the extent the Company is eligible, KKR may make a written request that the Company file a shelf registration statement (a “Shelf Registration Statement”) pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Registration”) and undertake any related qualification or compliance, with respect to all or part of the Registrable Shares. The Company shall as soon as practicable, use its reasonable best efforts to file such Shelf Registration Statement under the Securities Act at the earliest practicable date, but in any event not later than forty-five (45) days after the Shelf Registration is requested, and use its reasonable best efforts to have such Shelf Registration Statement thereafter become effective with the Commission at the earliest practicable date. The Company agrees to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective for the period beginning on the date on which the Shelf Registration Statement becomes effective under the Securities Act until the earlier to occur of (i) three years thereafter (plus a number of Business Days equal to the number of Business Days, if any, that the Shelf Registration Statement is not kept effective after the initial date of its effectiveness, subject to applicable law), (ii) the day after the date on which all of the Registrable Shares covered by the Shelf Registration Statement has been sold pursuant to the Shelf Registration Statement or another registration statement and (iii) the first date on which there shall cease to be any Registrable Shares covered by such Shelf Registration Statement. The Company further agrees, if necessary, to supplement or amend the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration or by the Securities Act or by any other rules and regulations thereunder for Shelf Registration, and the Company agrees to furnish to KKR copies of any such supplement or amendment promptly after its being issued or filed with the Commission. No registration request pursuant to this Section 2.1(f) shall be deemed a Registration Demand. If at the time a request for a Shelf Registration is made under this Section 2.1(f), the Company is a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act), then the Company’s obligation to file a registration statement under this Section 2.1(f) shall be deemed satisfied if there is a Form F-3 or S-3 on file pursuant to which KKR shall be entitled to dispose of all its Registrable Shares that it has requested to register. Notwithstanding anything to the contrary herein, at any time that a Shelf Registration Statement registering Registrable Shares shall be effective, KKR shall be permitted to effect an unlimited number of non-underwritten offerings or non-underwritten shelf-take-downs off the Shelf Registration Statement.

2.2           Piggyback Registration.

If the Company proposes to register any of its securities under the Securities Act (other than pursuant to (i) a registration, the primary purpose of which is to register debt securities or (ii) a registration statement on Form S-8, F-4 or S-4 or any successor form), whether or not pursuant to registration rights granted to other holders of its securities and whether or not for sale for its own account, it shall give prompt written notice to KKR of its intention to do so, which notice, in any event, shall be given at least 30 days prior to the filing of any registration statement for such proposed registration. Upon the written request of KKR made within 30 days after the receipt of any such notice (15 days if the Company states in such written notice or gives telephonic notice to KKR, with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form F-3 or S-3 and (ii) such shorter period of time is required because of a planned filing date), which request shall specify the Registrable Shares intended to be disposed of by KKR, the Company shall, subject to Section 2.5(b) hereof, effect the registration under the Securities Act of all Registrable Shares which the Company has been so requested to register by KKR; provided that,

(a)           prior to the effective date of the registration statement filed in connection with such registration, promptly following receipt of notification by the Company from the managing underwriter (if an underwritten Public Offering) of the price at which such securities are to be sold, the Company shall so advise KKR of such price, and KKR shall then have the right, exercisable in its sole discretion, irrevocably to withdraw its request to have its Registrable Shares included in such registration statement, by delivery of written notice of such withdrawal to the Company within five (5) Business Days of its being advised of such price, without prejudice to the rights of KKR to include Registrable Shares in any future registration (or registrations) pursuant to this Section 2.2 or to cause such registration to be effected as a registration under Section 2.1 hereof, as the case may be;

(b)           if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to KKR and (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from any obligation of the Company to pay the Expenses in connection therewith, if any), without prejudice, however, to the rights of KKR to include Registrable Shares in any future registration (or registrations) pursuant to this Section 2.2 or to cause such registration to be effected as a registration under Section 2.1 hereof, as the case may be, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Shares, for the same period as the delay in registering such other securities; and

(c)           if such registration was initiated by the Company for its own account and involves an underwritten Public Offering, KKR shall sell its Registrable Shares on the same terms and conditions as those that apply to the Company, and, notwithstanding Section 2.1(d), the underwriters of each such underwritten Public Offering shall be a nationally recognized underwriter (or underwriters) selected by the Company, which must be reasonably acceptable to KKR if KKR is selling its Registrable Shares.

No registration effected under this Section 2.2 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1 hereof and no registration effected pursuant to this Section 2.2 shall be deemed to have been effected pursuant to Section 2.1 hereof.

2.3           Expenses.

(a)           Except as otherwise provided herein, the Company shall pay all Expenses in connection with any registration initiated pursuant to Section 2.1 or 2.2 hereof, whether or not such registration shall become effective and whether or not all or any portion of the Registrable Shares originally requested to be included in such registration are ultimately included in such registration.

(b)           Notwithstanding anything in this Agreement to the contrary, in the event the Company does not issue or sell any securities in connection with a registration initiated pursuant to Section 2.1 hereof or a registration in which KKR participates in pursuant to Section 2.2 hereof, the Company shall not be obligated to pay any Expense in connection with such registration, and KKR and the other shareholders participating in such registration shall bear and pay such party’s proportionate share (based on the total number of shares sold in such registration) of all Expenses, in connection with such registration.

(c)           Notwithstanding anything in this Agreement to the contrary, but subject to Sections 2.3(b) and 2.7(a) hereof, the Company shall not be required to pay for any Expenses of any registration initiated pursuant to Section 2.1 hereof, if the registration request is subsequently withdrawn at the request of KKR, unless KKR agrees that such registration constitutes the use by KKR of one (1) demand registration pursuant to Section 2.1 hereof; provided, however, that if at the time of such withdrawal, KKR has learned of a material adverse change in the condition, business, or prospects of the Company not known to KKR at the time of its request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then KKR shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.1.

2.4           Registration Procedures.

If and whenever the Company is required to effect any registration under the Securities Act as provided in Sections 2.1 or 2.2 hereof, the Company shall, as expeditiously as possible:

(a)           prepare and file with the Commission (promptly and, in any event on or before the date that is (i) 90 days, in the case of any registration pursuant to Section 2.1(a), after the receipt by the Company of the written request from KKR or (ii) 30 days, in the case of any registration pursuant to Section 2.1(f) after the receipt by the Company of the written request from KKR) the requisite registration statement to effect such registration and thereafter use its reasonable best efforts to cause such registration statement to become and remain effective; provided, however, that the Company may discontinue any registration of its securities that are not Registrable Shares (and, under the circumstances specified in Sections 2.2 and 2.7(b) hereof, its securities that are Registrable Shares) at any time prior to the effective date of the registration statement relating thereto;

(b)           prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus, including any free writing prospectus as defined in Rule 405 under the Securities Act, used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Shares and any other securities being sold in an underwritten Public Offering covered by such registration statement until such time as all of such Registrable Shares and any other securities being sold in an underwritten Public Offering has been disposed of in accordance with the method of disposition set forth in such registration statement; provided, however, that with respect to each free writing prospectus or other materials to be delivered to purchasers at the time of sale of the Registrable Shares, the Company shall (i) ensure that no Registrable Shares be sold “by means of” (as defined in Rule 159A(b) under the Securities Act) such free writing prospectus or other materials without the prior written consent of KKR covered by such registration statement, which free writing prospectus or other materials shall be subject to the review of counsel to KKR and (ii) make all required filings of all free writing prospectuses or other materials with the SEC as are required.

(c)           furnish to KKR and each underwriter, if any, such number of copies of such drafts and final conformed versions of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of such drafts and final versions of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as KKR or any underwriter may reasonably request in writing;

(d)           use its reasonable best efforts (i) to register or qualify all Registrable Shares and other securities, if any, covered by such registration statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as KKR shall reasonably request in writing, (ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect and (iii) to take any other action that may be necessary or reasonably advisable to enable KKR to consummate the disposition in such jurisdictions of the securities to be sold by KKR, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (d) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(e)           use its reasonable best efforts to obtain and, if obtained, furnish to KKR, and each underwriter, if any, a signed

(i)          opinion and disclosure letter of counsel for the Company, dated the effective date of such registration statement (and, if such registration involves an underwritten Public Offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters), reasonably satisfactory (based on the customary form and substance of opinions and disclosure letters of issuers’ counsel customarily given in such an offering) in form and substance to the managing underwriters, and

(ii)         “cold comfort” letter, dated the effective date of such registration statement (and, if such registration involves an underwritten Public Offering, dated the date of the closing under the underwriting agreement and addressed to the underwriters) and signed by the independent registered public accounting firm that certified the Company’s financial statements included or incorporated by reference in such registration statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent registered public accounting firm customarily given in such an offering) in form and substance to the managing underwriters, in each case of clauses (i) and (ii) above, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the independent registered public accounting firm’s comfort letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in the independent registered public accounting firm’s comfort letters delivered to underwriters in underwritten Public Offerings of securities;

(f)           notify KKR at any time when a prospectus relating to the Registrable Shares and any other securities covered by such registration statement, if any, is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the written request of KKR, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(g)           use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement relating to the Registrable Shares at the earliest possible moment;

(h)           otherwise comply with all applicable rules and regulations of the Commission and any other Governmental Authority having jurisdiction over the offering, and make available to its security holders, as soon as reasonably practicable, an earning statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder, and furnish to KKR and to the managing underwriter, if any, at least ten days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus;

(i)            use its reasonable best efforts to cause all Registrable Shares and any other securities being sold in an underwritten Public Offering covered by a registration statement (i) to be listed on the Designated Exchange, if the listing of such Registrable Shares is then permitted under the rules of such exchange, or another national securities exchange if the listing is not then permitted or (ii) if the Company is not permitted pursuant to clause (i) above to list Registrable Shares on a national securities exchange, use its reasonable best efforts to secure designation of all Registrable Shares and any other securities being sold in an underwritten Public Offering as a “national market system security” within the meaning of Rule 600(b)(46) of Regulation NMS;

(j)            provide a transfer agent and registrar for the Registrable Shares covered by a registration statement no later than the effective date thereof;

(k)           enter into such agreements (including an underwriting agreement in customary form) and take such other actions as KKR shall reasonably request in order to expedite or facilitate the disposition of such Registrable Shares, including customary indemnification and contribution to the effect and to the extent provided in Section 2.8 hereof;

(l)            in connection with an underwritten Public Offering, if reasonably requested by the managing underwriter(s) or KKR, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter(s) and KKR agree should be included therein relating to the plan of distribution with respect to such Registrable Shares, including without limitation, information with respect to the number of Registrable Shares being sold to such underwriters, the purchase price being paid therefore by such underwriters and with respect to any other terms of the underwritten Public Offering of the Registrable Shares to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(m)          if requested by KKR, cooperate with KKR and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold and not bearing any restrictive legends; and enable such Registrable Shares to be in such share amounts and registered in such names as the managing underwriter(s) or KKR may request on or prior to any sale of Registrable Shares to the underwriters;

(n)           if the registration shall be for an underwritten Public Offering, cause senior officers of the Company to participate in reasonable and customary roadshows necessary to effect the disposition of the Registrable Shares as provided by the managing underwriters of such underwritten Public Offering; and

(o)           take such actions as are necessary to permit any Ordinary Shares covered by any registration effected hereunder to be sold in the form of ADSs.

As a condition to the obligations of the Company to complete any registration pursuant to this Agreement with respect to the Registrable Shares, KKR must furnish to the Company in writing such information (the “Shareholder Information”) regarding itself, the Registrable Shares held by it and the intended methods of disposition of the Registrable Shares held by it as is necessary to effect the registration of the Registrable Shares and is requested in writing by the Company. At least fifteen (15) days prior to the first anticipated filing date of a registration statement for any registration under this Agreement, the Company will notify in writing KKR of the Shareholder Information which the Company is requesting from KKR.

2.5           Underwritten Offerings.

(a)           Requested Underwritten Offerings. If requested by the underwriters in connection with a request for a registration under Section 2.1 hereof that is a firm commitment underwritten Public Offering, the Company and KKR shall enter into a firm commitment underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and KKR and to contain such representations and warranties by the Company and KKR and such other terms as are customary in agreements of that type, including, without limitation, customary indemnification and contribution to the effect and to the extent provided in Section 2.8 hereof.

(b)          Piggyback Underwritten Offerings; Priority.

(i)          If the Company proposes to register any of its securities under the Securities Act for its own account as contemplated by Section 2.2 hereof and such securities are to be distributed by or through one or more underwriters, and if the managing underwriter of such underwritten Public Offering shall advise the Company in writing (with a copy to KKR) that if all the securities (including the Registrable Shares) requested to be included in such registration were so included, in its opinion, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which could be sold in such offering within a price range acceptable to the Company (such writing to state the basis of such opinion and the approximate number and type of securities which may be included in such offering without such effect), then the Company shall include in such registration pursuant to Section 2.2, to the extent of the number and type of securities which the Company is so advised can be sold in such offering, (i) first, securities that the Company proposes to issue and sell for its own account, (ii) second, the Registrable Shares requested by KKR and its Affiliates to be included in such registration, and (iii) third, other securities, if any.

(ii)         In the case of any other registration contemplated by Section 2.2 involving an underwritten Public Offering, if the managing underwriter of such underwritten Public Offering shall advise the Company in writing (with a copy to KKR) that if all securities (including Registrable Shares) requested to be included in such registration were so included, in its opinion, the number and type of securities proposed to be included in such registration would exceed the number and type of securities which would be sold in such offering within a price range stated to such managing underwriter by the selling shareholder or selling shareholders, as the case may be, owning at least a majority of the securities requested to be included in such registration to be acceptable to any such selling shareholders (such writing to state the basis of such opinion and the approximate number and type of securities which may be included in such offering without such effect), then the Company shall include in such registration pursuant to Section 2.2, to the extent of the number and type of securities which the Company is so advised can be sold in such offering, (i) first, securities that the Company proposes to issue and sell for its own account, and (ii) second, the other securities (including the Registrable Shares) requested to be included in such registration by selling shareholders pro rata among the selling shareholders on the basis of the number of securities requested to be registered by all such selling shareholders and (iii) third, other securities, if any.

KKR may withdraw its request to have all or any portion of its Registrable Shares included in any such offering by notice to the Company within ten (10) days after receipt of a copy of a notice from the managing underwriter pursuant to this Section 2.5(b).

(c)           Holdback Agreements. KKR agrees, unless otherwise agreed to by the managing underwriter for any underwritten Public Offering pursuant to this Agreement, not to effect any sale or distribution of any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company, including any sale under Rule 144 under the Securities Act, during the 10 days prior to the date on which an underwritten registration of Registrable Shares pursuant to Sections 2.1 or 2.2 hereof has become effective and until 90 days after the effective date of such underwritten registration, except as part of such underwritten registration or to the extent that KKR is prohibited by applicable law from agreeing to withhold securities from sale.

(d)           Representations and Warranties by KKR. KKR shall not be required to make any representations or warranties to or agreements with the Company other than representations, warranties or agreements regarding KKR, the Registrable Shares and KKR’s intended method of distribution in connection with any registered offering.

2.6           Preparation: Reasonable Investigation.

(a)           Registration Statements. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company shall (i) give representatives (designated to the Company in writing) of KKR, the underwriters, if any, and one firm of counsel, one firm of accountants and one firm of other agents retained on behalf of all underwriters and one firm of counsel, one firm of accountants and one firm of other agents retained on behalf of the selling shareholders (as a group), the reasonable opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, (ii) upon reasonable advance notice to the Company, give each of them such reasonable access to all financial and other records, corporate documents and properties of the Company and its subsidiaries, as shall be necessary, in the reasonable opinion of such shareholders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act, and (iii) upon reasonable advance notice to the Company, give each of them the opportunity to receive relevant information regarding the business of the Company from its officers, directors, employees and the independent public accounting firm that certified its financial statements as shall be necessary, in the reasonable opinion of such shareholders’ and such underwriters’ counsel, to conduct a reasonable due diligence investigation for purposes of the Securities Act.

2.7           Postponements.

(a)           If the Company shall fail to file any registration statement to be filed pursuant to a request for registration under Section 2.1 hereof, KKR shall have the right to withdraw the request for registration. Any such withdrawal shall be made by giving written notice to the Company within 20 days after, in the case of a request pursuant to Section 2.1 hereof, the date on which a registration statement would otherwise have been required to have been filed with the Commission under clause (i) of Section 2.4(a) hereof (i.e., 20 days after the date that is 90 days after the receipt by the Company of the written request from KKR). In the event of such withdrawal, the request for registration shall not be counted for purposes of determining the number of registrations to which KKR is entitled pursuant to Section 2.1 hereof. Subject to Section 2.3(b), the Company shall pay all Expenses incurred by the Company in connection with a request for registration withdrawn pursuant to this paragraph.

(b)           The Company shall not be obligated to file any registration statement, or file any amendment or supplement to any registration statement, and may suspend any of KKR’s rights to make sales pursuant to any effective registration statement, at any time (but not to exceed one time in any twelve-month period) when the Company, in the good faith judgment of the Board, reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially adversely affect the Company and its shareholders. The filing of a registration statement, or any amendment or supplement thereto, by the Company cannot be deferred, and KKR’s rights to make sales pursuant to an effective registration statement cannot be suspended, pursuant to the provisions of the preceding sentence, for more than 90 days after the date of the Board’s determination referenced in the preceding sentence. If the Company suspends KKR’s rights to make sales pursuant hereto, the applicable registration period shall be extended by the number of days of such suspension, subject to applicable law.

2.8           Indemnification by the Company.

(a)           In connection with any registration statement filed by the Company pursuant to Sections 2.1 or 2.2 hereof, to the fullest extent permitted by law the Company shall, and hereby agrees to, indemnify and hold harmless, KKR and its Affiliates covered by such registration statement and each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls (within the meaning of the Exchange Act) KKR or any such underwriter, and their respective shareholders, members, directors, officers, employees, partners, agents and Affiliates (each, a “Company Indemnitee” for purposes of this Section 2.8), against any losses, claims, damages, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, and expenses, including the reasonable fees, disbursements and other charges of legal counsel and reasonable costs of investigation, to which such Company Indemnitee may become subject under the Securities Act or otherwise (collectively, a “Loss” or “Losses”), insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered or otherwise offered or sold under the Securities Act or otherwise, any preliminary prospectus, final prospectus or summary prospectus related thereto, or any amendment or supplement thereto, and free writing prospectus or other offering materials (collectively, “Offering Documents”), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances in which they were made not misleading, or any violation by the Company of any federal or state law, rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided that, the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Offering Documents in reliance upon and in conformity with information furnished to the Company in writing by such Company Indemnitee specifically stating that it is for use therein; and provided, further, that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Shares or any other person, if any, who controls (within the meaning of the Exchange Act) such underwriter, in any such case to the extent that any such Loss arises out of such Person’s failure to send or give a copy of the final prospectus (including any documents incorporated by reference therein), as the same may be then supplemented or amended, to the Person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Shares to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company Indemnitee and shall survive the transfer of such securities by such Company Indemnitee.

(b)           Indemnification by the Offerors and Sellers. In connection with any registration statement filed by the Company pursuant to Sections 2.1 or 2.2 hereof in which any Registrable Share is registered, KKR hereby agrees to, indemnify and hold harmless to the fullest extent permitted by law (i) the Company and its Affiliates and each other Person, if any, who controls (within the meaning of the Exchange Act) the Company and their respective shareholders, members, directors, officers, employees, partners, agents and Affiliates and (ii) each other seller and its Affiliates and each other Person, if any, who controls (within the meaning the Exchange Act) such seller and their respective shareholders, members, directors, officers, employees, partners, agents and Affiliates (but only if such seller provides identical indemnifications to KKR with respect to information furnished by such seller) (for both clauses (i) and (ii), each, a “Shareholder Indemnitee” for purposes of this Section 2.8), against all Losses insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Offering Documents (or any document incorporated by reference therein) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the light of circumstances in which they were made not misleading, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished to the Company in writing by KKR or its Affiliates specifically stating that it is for use therein; provided, however, that the liability of KKR under this Section shall be limited to the amount of the net proceeds (after giving effect to underwriting discounts and commissions) received by KKR in the sale of Registrable Shares giving rise to such liability. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Shareholder Indemnitee and shall survive the transfer of such Registrable Shares by KKR.

(c)           Notices of Losses, etc. Promptly after receipt by an indemnified party of written notice of the commencement of any action or proceeding involving a Loss referred to in the preceding subsections of this Section, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this Section except to the extent that the indemnifying party is prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume and control the defense thereof, in each case at its own expense, jointly with any other indemnifying party similarly notified, to the extent that it may wish, and shall be entitled to retain its own counsel, and after its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall be liable for any settlement of any such action or proceeding effected without its written consent, which shall not be unreasonably withheld. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such Loss.

(d)           Contribution. If the indemnification provided for in this Section shall for any reason be unavailable to an indemnified party under subsection (a) or (b) of this Section in respect of any Loss, then, in lieu of the amount paid or payable under subsection (a) or (b) of this Section, the indemnified party and the indemnifying party under subsection (a) or (b) of this Section shall contribute to the aggregate Losses (including legal or other expenses reasonably incurred in connection with investigating the same) (i) in such proportion as is appropriate to reflect the relative fault of the Company and KKR which resulted in such Loss or action in respect thereof, with respect to the statements, omissions or action which resulted in such Loss or action in respect thereof, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company, on the one hand, and KKR, on the other hand, from the sale of Registrable Shares; provided that, for purposes of this clause (ii), the relative benefits received by KKR shall be deemed not to exceed the amount received by KKR. No Person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In addition, no Person shall be obligated to contribute hereunder any amounts in payment for any settlement of any action or Loss effected without such Person’s consent.

2.9           Registration Rights to Others.

Without the prior written consent of KKR, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind relating to any securities of the Company which are senior to, or on a parity with, those granted to KKR or its Affiliates under this Agreement.

2.10         Adjustments Affecting Registrable Shares.

The Company shall not effect or permit to occur any combination, subdivision or reclassification of the Registrable Shares that would materially adversely affect the ability of KKR to include such Registrable Shares in any registration of its securities under the Securities Act contemplated by this Agreement or the marketability of such Registrable Shares under any such registration or other offering.

2.11         ADS.

The Company agrees to maintain the existing sponsored American Depositary Receipt (“ADR”) facility and the Listing so long as KKR holds Registrable Securities.

2.12         Termination of Registration Rights.

The Company’s obligations under this Agreement shall terminate when all Registrable Shares could be sold without restriction under Rule 144(e) under the Securities Act within a ninety (90) day period.

Article III

Miscellaneous

3.1           Amendments; Entire Agreement.

Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by all of the parties hereto. This Agreement supersedes all prior discussions, memoranda of understanding, agreements and arrangements (whether written or oral, including all correspondence), if any, between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

3.2           Severability.

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part under any applicable law from time to time: (a) such provision will be fully severable from this Agreement; (b) such provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable, giving effect to the intention of the parties hereto under this Agreement; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

3.3           Successors and Assigns.

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned or transferred by the Company without the prior written consent of KKR. Any purported assignment in violation of this provision shall be null and void ab initio.

3.4           Notices.

(a)          Any notice, request or other communication to be given or made under this Agreement shall be in writing. Any such communication shall be delivered by hand, airmail, established courier service or facsimile to the party to which it is required or permitted to be given or made at such party’s address set forth on Schedule A or at such other address as such party may from time to time designate by written notice to the other parties hereto, and shall be effective upon the earlier of (i) actual receipt and (ii) deemed receipt under Section (b) below.

(b)          Unless there is reasonable evidence that it was received at a different time, notice pursuant to this Section 3.4 is deemed given if: (i) delivered by hand, when left at the address referred to in Section 3.4(a); (ii) sent by airmail or established courier services within a country, three Business Days after posting it; (iii) sent by airmail or established courier service between two countries, six Business Days after posting it; and (iv) sent by facsimile, when confirmation of its transmission has been recorded by the sender’s facsimile machine. Each such notice shall also be delivered by electronic means.

3.5           Counterparts.

This Agreement may be executed in several counterparts, each of which is an original, but all of which constitute one and the same agreement.

3.6           Injunctive Relief.

It is hereby agreed and acknowledged that it will be impossible to measure in money the damage that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled (in addition to any other remedy to which it may be entitled in law or in equity) to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

3.7           Governing Law; Consent to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

3.8           Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

TARENA INTERNATIONAL, INC.

By:	/s/ Shaoyun Han
Name: Shaoyun Han
Title: Chief Executive Officer

TALENT FORTUNE INVESTMENT LIMITED

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

SCHEDULE A

NOTICES

If to the Company:

with a copy to (which shall not constitute notice):
Suite 10017, Building E, Zhongkun Plaza, A18 Bei San Huan West Road, Haidian District, Beijing 100098, People’s Republic of China Facsimile: (8610) 6211-0873 Attention: Shaoyun Han	Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central Hong Kong Facsimile: (852) 3910-4863 / (852) 3910-4891 Attention: Julie. Z. Gao / Will H. Cai

If to KKR:

with a copy to (which shall not constitute notice):
c/o KKR Asia Limited Level 56, Cheung Kong Center 2 Queen's Road Central, Hong Kong Facsimile: (852) 2219-3000 Attention: Julian J. Wolhardt and Lane Zhao	Paul, Weiss, Rifkind, Wharton & Garrison 12th Floor, Hong Kong Club Building 3A Chater Road, Central Hong Kong Facsimile: (852) 2840-4300 Attention: John E. Lange